Exhibit 99.1

ALTEVA REPORTS SECOND QUARTER FINANCIAL RESULTS

PHILADELPHIA, PA — August 14, 2015 — Alteva, Inc. (“Alteva” or the “Company”) (NYSE MKT: ALTV), a premier provider of hosted Unified-Communications-as-a-Service (“UCaaS”), today announced selected financial results for the second quarter ended June 30, 2015.

Second Quarter 2015 Financial Results Highlights

•                  For the second quarter of 2015, the Company recorded Adjusted EBITDA* of $(0.4) million, as compared to $(0.1) million for the same period in 2014;

•                  The Company recorded operating loss of $(2.3) million for the second quarter of 2015, as compared to $(1.4) million for the same period in 2014;

•                  The Company had a net loss of $(1.8) million for the second quarter of 2015 and net income of $31.5 million for the same period in 2014;

•                  For the second quarter of 2015, UC revenues increased by 7% to $4.5 million from $4.2 million for the second quarter of 2014;

•                  During the second quarter of 2015 the Company installed over 2,000 new users on its’ hosted platform, which brings the total users to over 55,000 at the end of the second quarter of 2015. This represented an increase of 16% compared to the end of second quarter 2014;

•                  During the second quarter of 2015, the Company had new customer sales of approximately 2,600 users;

•                  As of June 30, 2015, the Company had approximately 3,400 new customer users, or 6% of the installed base, sold and scheduled for implementation; and

•                  Gross profit margin decreased to 58% in the second quarter of 2015 from 62% for the second quarter of 2014.

Second Quarter 2015 Results

Revenues increased to $7.9 million in the second quarter of 2015 as compared to $7.6 million for the second quarter of 2014.

UC revenues were $4.5 million in the second quarter of 2015, an increase of 7% from $4.2 million for the same period in 2014. As a percentage of consolidated revenue, the UC segment contributed approximately 57% of revenues in the second quarter of 2015, as compared with

56% for the same period in 2014. The increase in UC revenues was attributable to the addition of new clients and the increase in services to existing clients. Approximately 90% of second quarter 2015 UC revenues and 91% of the second quarter 2014 revenues were from licenses and services which are expected to be recurring in nature, with the balance of revenues derived primarily from equipment sales that were mostly related to new customer implementations.

Telephone revenues were $3.4 million in the second quarters of 2015 and 2014. The Telephone segment contributed approximately 43% of revenues in the second quarter 2015, as compared with 44% for the same period of 2014. Telephone revenues were flat year-over-year as a result of continued access line losses being offset by higher revenue from pooling arrangements, an increase in access line rates, and modest growth in broadband Internet services revenues.

UC cost of service expenses were $2.3 million in the second quarter of 2015, as compared to $1.9 million in the second quarter of 2014.  The increase in UC cost of services expenses was due to the variable costs associated with the additional seats on the platform and the hiring of additional operations personnel to support the implementation of new users, including the growing implementation backlog.

Depreciation and amortization expenses were $1.3 million in the second quarter of 2015 as compared to $0.9 million for the same period of 2014.  The increase was due to the accelerated depreciation of leasehold improvements to be written off in connection with the relocation of the Philadelphia offices.

Gross profit decreased by 4% to $4.6 million in the second quarter of 2015, from $4.7 million for the same period in 2014. Gross profit margin was 58% in the second quarter of 2015 as compared to 62% for the same period of 2014.

Selling, general and administrative expenses in the second quarter of 2015 were $5.6 million, as compared with $5.3 million for the same period in 2014. The increase was primarily due to professional fees and other costs associated with the review of strategic alternatives.

Other income for the second quarter of 2014 included $50.3 million from the Company’s former equity investment in the O-P partnership, which was sold in April 2014.

For the second quarter of 2015, the Company had income tax benefit of $0.5 million, or 21% of loss before income taxes, as compared to an income tax expense $17.3 million, or 35% of income before income taxes, for the second quarter of 2014. The estimated effective tax rate for each period includes projections of tax expense on the expected change in our valuation allowance for deferred tax assets. The estimated effective tax rate differed from the U.S. statutory rate primarily due to the expected increase in the valuation allowance, which resulted in an overall tax benefit recorded for the period ended June 30, 2015.

For the second quarter of 2015, the Company recorded a net loss of $(1.8) million and net income of $31.5 million for the second quarter of 2014.

Basic and diluted net loss per share was $(0.31) for the second quarter of 2015, as compared with basic and diluted net earnings of $5.19 in the same period of 2014.

Conference Call

The Company will conduct a conference call to discuss second quarter results on Wednesday, August 19, 2015 at 10:00 a.m. eastern. Investors and other interested parties can listen to the call by dialing the participant number of 877-317-6789 (toll free) or 412-317-6789 (international), no access code required. A simultaneous webcast of the conference call can be accessed through Alteva’s website at www.alteva.com in the Investors section.

A replay of this conference call will also be available by dialing 877-344-7529 (toll free) or 412-317-0088 (international), access code: 10071088, at approximately 12:00 p.m. eastern on August 19, 2015 through 9:00 a.m. eastern September 19, 2015, and via the Company’s website at www.alteva.com.

About Alteva

Alteva (NYSE MKT: ALTV) is a premier provider of Unified Communications and Collaboration solutions for business. Alteva’s Unified-Communications-as-a-Service (UCaaS) solution integrates and optimizes best-in-class cloud-based technologies and business applications to deliver a comprehensive voice, video and collaboration service for the office and mobile workforce. Alteva is committed to delivering meaningful value to our customers through a consistent, high quality and unified user experience across multiple devices, platforms and operating systems. These attributes have positioned Alteva as a leading hosted communications provider and the partner of choice for a growing number of business customers nationwide and internationally. To learn more about Alteva, please visit www.alteva.com. You can also follow Alteva on Twitter @AltevaInc or LinkedIn.

*Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization adjusted to exclude non-cash stock-based compensation, severance related expense, income from equity method investment, and restructuring costs and other special charges. A reconciliation of adjusted EBITDA to net income (loss) can be found at the end of the following tables. Adjusted EBITDA is commonly used by management and investors as an indicator of operating performance and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP and it should not be considered as an alternative to net income (loss), or other financial statement data presented in accordance with GAAP in our consolidated financial statements.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements, without limitation, regarding expectations, beliefs, intentions, growth, profitability, or strategies regarding the future. Such statements include, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “will” and words of similar import. Alteva intends that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Alteva’s actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: expectations of future profitability; general economic and business conditions, both nationally and in the geographic regions in which Alteva operates; industry capacity; demographic changes; technological changes and changes in consumer demand; the successful integration of Alteva’s acquired businesses; existing governmental regulations and changes in, or the failure to comply with, governmental regulations; legislative proposals relating to the businesses in which Alteva operates; competition; or the loss of any significant ability to attract and retain qualified personnel. Given these uncertainties, current and prospective investors should be cautioned in their reliance on such forward-looking statements. Except as required by law, Alteva disclaims any obligation to update any such factors or to publicly announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or developments. A more comprehensive discussion of risks, uncertainties, financial reporting restatements, and forward-looking statements may be seen in Alteva’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

ALTEVA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Operating revenues:
Unified Communications	$4,524	$4,234	$8,985	$8,445
Telephone	3,370	3,370	6,663	6,683

Total operating revenues	7,894	7,604	15,648	15,128

Operating expenses:
Cost of services and products (exclusive of depreciation and amortization expense)	3,343	2,867	6,486	5,919
Selling, general and administration expenses	5,594	5,262	10,649	10,960
Depreciation and amortization	1,250	919	2,492	1,822
Restructuring costs and other special charges	—	—	—	100

Total operating expenses	10,187	9,048	19,627	18,801

Operating loss	(2,293)	(1,444)	(3,979)	(3,673)

Other income:
Interest income (expense), net	3	(54)	12	(193)
Income from investment	—	50,333	—	52,373
Other (expense) income, net	(11)	6	1,490	27

Total other (expense) income, net	(8)	50,285	1,502	52,207

(Loss) income before income taxes	(2,301)	48,841	(2,477)	48,534

Income tax (benefit) expense	(475)	17,304	(457)	17,246

Net (loss) income	(1,826)	31,537	(2,020)	31,288

Preferred dividends	7	7	13	13

Net (loss) income applicable to common stock	$(1,833)	$31,530	$(2,033)	$31,275

Basic (loss) earnings per common share	$(0.31)	$5.19	$(0.35)	$5.11

Diluted (loss) earnings per common share	$(0.31)	$5.19	$(0.35)	$5.11

Weighted average shares of common stock used to calculate loss per common share:
Basic	5,859	5,917	5,844	5,842
Diluted	5,859	5,917	5,844	5,842

Dividends declared per common share	$2.60	$—	$2.60	$—

ALTEVA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30,	December 31,
	2015	2014
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$7,709	$24,047
Trade accounts receivable - net of allowance for uncollectibles - $433 and $402 at June 30, 2015 and December 31, 2014, respectively	2,913	2,737
Other accounts receivable	576	488
Materials and supplies	198	167
Prepaid expenses	512	349
Prepaid income taxes	502	311
Deferred income taxes	627	43
Total current assets	13,037	28,142

Property, plant and equipment, net	11,308	12,384
Intangibles, net	4,595	5,020
Seat licenses, net	1,689	1,543
Goodwill	9,006	9,006
Other assets	1,290	1,023
Total assets	$40,925	$57,118

Liabilities and Shareholders’ Equity

Current liabilities
Short-term debt	$394	$325
Accounts payable	1,020	1,216
Advance billing and payments	357	274
Accrued taxes	978	1,056
Pension and post retirement benefit obligations	276	276
Accrued wages	847	1,036
Deferred revenue	789	705
Other accrued expenses	2,971	2,180
Total current liabilities	7,632	7,068

Long-term debt	323	295
Deferred income taxes	892	766
Pension and postretirement benefit obligations	8,808	8,833
Total liabilities	17,655	16,962

Shareholders’ equity
Preferred shares - $100 par value, authorized and issued shares of 5; $0.01 par value, authorized and unissued shares of 10,000	500	500
Common stock - $0.01 par value, authorized shares of 10,000; issued shares of 6,903 and 6,826 at June 30, 2015 and December 31, 2014, respectively	69	69
Treasury stock - at cost, 902 and 885 common shares at June 30, 2015 and December 31, 2014, respectively	(8,202)	(8,077)
Additional paid in capital	14,399	14,047
Accumulated other comprehensive loss	(3,476)	(3,997)
Retained earnings	19,980	37,614
Total shareholders’ equity	23,270	40,156
Total liabilities and shareholders’ equity	$40,925	$57,118

ALTEVA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2015	2014
CASH FLOW FROM OPERATING ACTIVITIES

Net (loss) income	$(2,020)	$31,288
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,492	1,822
Stock based compensation expense	352	507
Undistributed earnings from equity investment	—	(50,284)
Other non-cash operating activities	(458)	218
Changes in assets and liabilities:
Trade accounts receivable	(176)	(499)
Prepaid expenses and other assets	(737)	(470)
Accounts payable and accrued expenses	761	564
Accrued taxes	(78)	16,000
Pension and postretirement benefit obligations	496	136

Net cash provided by (used in) operating activities	632	(718)

CASH FLOW FROM INVESTING ACTIVITIES
Capital expenditures	(668)	(151)
Purchase of seat licenses and other intangibles	(330)	(90)
Proceeds from sale of assets	—	33
Proceeds received in excess of income from equity investments	—	49,776
Net cash (used in) provided by investing activities	(998)	49,568

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from debt	—	2,443
Repayment of debt and capital leases	(233)	(12,422)
Purchase of treasury stock	(125)	(399)
Dividends (Common and Preferred)	(15,614)	(13)

Net cash used in financing activities	(15,972)	(10,391)

Net change in cash and cash equivalents	(16,338)	38,459

Cash and cash equivalents at beginning of period	24,047	1,636

Cash and cash equivalents at end of period	$7,709	$40,095

Supplemental disclosure of non-cash investing activities:
Acquisition of equipment and seat licenses under capital leases	$330	$365

ALTEVA

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS)

AS IT IS PRESENTED ON THE CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income (loss)	$(1,826)	$31,537	$(2,020)	$31,288
Depreciation and amortization	1,250	919	2,492	1,822
Stock-based compensation	193	201	352	507
Severance related charges	—	227	—	296
Restructuring costs and other special charges	—	—	—	100
Review of strategic alternatives expenses	475	—	643	—
Interest (income) expense, net	(3)	54	(12)	193
Income from investment	—	(50,333)	—	(52,373)
Income tax expense (benefit)	(475)	17,304	(457)	17,246
Adjusted EBITDA	$(386)	$(91)	$998	$(921)

Contact:

Alteva

shareholderrelations@alteva.com